Press Release For immediate release
Invesco Ltd. Announces July 31, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, August 11, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,195.3 billion, an increase of 4.4% versus previous month-end. The firm achieved total net inflows of $5.1 billion this month. Overall net long-term inflows were $4.0 billion driven by net long-term inflows in the institutional channel of $5.9 billion from all regions and asset classes during the month, reflecting the global and diversified nature of our pipeline. Non-management fee earning net inflows were $1.1 billion. AUM was positively impacted by favorable market returns, which increased AUM by $38 billion. FX increased AUM by $7.3 billion. Preliminary average total AUM for the quarter through July 31 were $1,176.6 billion, and preliminary average active AUM for the quarter through July 31 were $883.5 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2020(a)	$1,195.3	$575.1	$270.4	$64.6	$111.9	$173.3
June 30, 2020	$1,145.2	$544.9	$260.7	$60.9	$111.5	$167.2
May 31, 2020	$1,142.5	$532.9	$261.9	$59.9	$118.8	$169.0
April 30, 2020	$1,118.6	$510.1	$259.8	$57.6	$124.1	$167.0
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2020(a)	$893.7	$331.1	$238.5	$63.8	$111.8	$148.5
June 30, 2020	$863.5	$316.6	$230.1	$60.1	$111.5	$145.2
May 31, 2020	$860.3	$311.7	$223.8	$59.1	$118.8	$146.9
April 30, 2020	$849.3	$302.6	$220.0	$56.9	$124.0	$145.8
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2020(a)	$301.6	$244.0	$31.9	$0.8	$0.1	$24.8
June 30, 2020	$281.7	$228.3	$30.6	$0.8	$—	$22.0
May 31, 2020	$282.2	$221.2	$38.1	$0.8	$—	$22.1
April 30, 2020	$269.3	$207.5	$39.8	$0.7	$0.1	$21.2

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.

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